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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (Amendment No. 1)

Filed by the Registrant                      [ ]

Filed by a party other than the Registrant   [X]

     Check the appropriate box:

       [ ]       Preliminary Proxy Statement

       [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       [ ]       Definitive Proxy Statement

       [ ]       Definitive Additional Materials

       [X]       Soliciting Material Pursuant  to Section 240.14a-12

                               GUEST SUPPLY, INC.
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                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

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        (2)   Aggregate number of securities to which transaction applies:

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        (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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        (4)   Proposed maximum aggregate value of transaction:

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                  (5)      Total fee paid:

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         [ ]       Fee paid previously with preliminary materials:

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         [ ]      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  (1)      Amount Previously Paid:

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                  (2)      Form, Schedule or Registration Statement No.:

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                  (3)      Filing Party:

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                  (4)      Date Filed:

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                                EXPLANATORY NOTE

         This document was previously filed on November 17, 2000. Please note that the only changes to this document were made to update the section captioned "Information Concerning Participants."

              PROPOSAL MADE TO ACQUIRE SHARES OF GUEST SUPPLY, INC.

         By letter dated November 16, 2000, BFMA Holding Corporation made a proposal to Guest Supply to acquire all of the shares of Guest Supply not currently owned by BFMA at a price of $21.00 per share in cash. The text of the proposal letter is set forth below:

                            BFMA HOLDING CORPORATION
                         50 EAST SAMPLE ROAD, SUITE 400
                             POMPANO BEACH, FL 33064

                                                              November 16, 2000


VIA FACSIMILE AND FEDERAL EXPRESS
---------------------------------
Mr. Clifford W. Stanley
Chairman and Chief Executive Officer
Guest Supply, Inc.
4301 U.S. Highway One
Monmouth Junction, NJ 08852-0902

Dear Mr. Stanley:

         BFMA Holding Corporation is currently the beneficial owner of 308,600 shares of Guest Supply, Inc.'s common stock (representing 4.7% of the issued and outstanding shares, based on Guest Supply's most recent public filings). BFMA is prepared to offer $21.00 per share in cash for each share of Guest Supply it does not already own. This proposal represents a premium of approximately 25% over the closing price of Guest Supply's common stock on November 16, 2000 and a premium of approximately 29% over the average closing price of Guest Supply's common stock over the last 20 trading days ending on November 16, 2000.

         Since 1997, BFMA has consistently expressed its interest in combining its operating subsidiary, Marietta Corporation, with Guest Supply. On a number of occasions you communicated to representatives of BFMA that Guest Supply was available for sale. However, each time we have approached you with a serious expression of our interest, you dismissed our proposals as inadequate.

         In early May 2000, representatives of BFMA discussed with you BFMA's desire to acquire Guest Supply. You inquired at that time as to the price per share that BFMA would be willing to pay and suggested that BFMA formally request certain information to assist in that determination. We preliminarily indicated to you our thoughts on the value of the company and in mid-May formally requested information to assist in confirming such value. None of the

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requested information was provided. On June 1, 2000, I wrote a letter to you and your directors on behalf of BFMA, formally proposing to acquire the shares of Guest Supply for $24.00 per share in cash. The closing stock price of Guest Supply's common stock on May 31, 2000 was $17.56 per share. On June 16, 2000, we received a letter from you indicating that you rejected our proposal as "inadequate." Although discussions continued and correspondence was exchanged over the next four months, very little progress was made. As you are well aware, we communicated to you and your representatives on numerous occasions our growing frustration with respect to the lack of such progress. On September 20, 2000, you sent us a letter terminating discussions with BFMA and confirming our belief that you never seriously intended to cooperate with us in exploring a transaction.

         As a result of your dismissal of our prior proposal, we have officially nominated two directors for election as Class C Directors of Guest Supply at Guest Supply's 2001 Annual Meeting anticipated to be held on January 17, 2001. The nominees for director are Logan D. Delany, Jr., an independent investor and businessman, and Charles W. Miersch, the Senior Associate Dean of the Simon School of Business at the University of Rochester. Messrs. Delany and Miersch have consented to serve as directors and, if and when elected, have announced their intention to form a special committee of directors and hire independent financial and legal advisors to explore a prompt sale of Guest Supply to the highest bidder.

         Since our discussions earlier this year, the markets have been volatile and valuations have deteriorated. Despite this deterioration, we remain interested in pursuing a transaction with Guest Supply. We believe that the combination of Marietta Corporation and Guest Supply is a strategic fit and will allow the combined company to benefit from our complementary capabilities. From publicly available information, we have identified a number of areas in which cost savings can be implemented and operating efficiencies can be achieved. We hope to be able to confirm such savings through due diligence. Moreover, we would anticipate that the transaction would substantially increase the business of the combined company at each of the current operating locations. Finally, we believe that a transaction can be completed quickly, without regulatory issues, and we will devote all necessary resources to accomplish this goal. We are prepared to quickly negotiate a definitive agreement with respect to our proposal.

         We were hoping to negotiate a transaction on a cooperative basis; however, we are now prepared, if necessary, to remove you from the decision process and appeal directly to the Guest Supply shareholders.

         If you would like to discuss this proposal further, please do not hesitate to call me or Rick Bloom.

Sincerely,

BFMA HOLDING CORPORATION



Barry W. Florescue
Chairman of the Board and President


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                       INFORMATION CONCERNING PARTICIPANTS

                  BFMA, BFMA's operating subsidiary, Marietta Corporation, and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the election of Charles W. Miersch and Logan D. Delany, Jr. as Class C Directors of Guest Supply at the upcoming 2001 Annual Meeting of the Stockholders:

NAME                   RELATIONSHIP TO BFMA

Barry W. Florescue     President, Chief Executive Officer and a director of BFMA
                       and Marietta

Richard A. Bloom       Director of BFMA and Marietta

Ronald C. DeMeo        Senior Vice President of Marketing and Sales of Marietta

Thomas M. Fairhurst    Senior Vice President of Sales and Marketing of Marietta

David P. Hempson       Senior Vice President of Operations of Marietta

Philip A. Shager       Senior Vice President, Chief Financial Officer and
                       Treasurer of BFMA and Marietta

Logan D. Delany, Jr.   Director of BFMA and Marietta and nominee for director of
                       Guest Supply

Charles W. Miersch     Director of BFMA and Marietta and nominee for director of
                       Guest Supply

Ned L. Siegel          Director of BFMA and Marietta

Charles I. Weissman    Assistant Secretary and a director of BFMA and Marietta

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                  As of December 6, 2000, BFMA beneficially owns 308,600 shares of Guest Supply's common stock (representing 4.7% of the issued and outstanding shares, based on Guest Supply's most recent public filings). None of the foregoing persons (or their associates, other than BFMA) currently directly or indirectly own any securities of Guest Supply, either beneficially or of record, except indirectly through their ownership of securities of BFMA. Collectively, the directors and executive officers of BFMA beneficially own approximately 91% of the outstanding shares of BFMA common stock.

                              SECURITIES LAW LEGEND

         BFMA IS NOT SOLICITING PROXIES AT THIS TIME. A PROXY STATEMENT DESCRIBING BFMA'S SOLICITATION OF PROXIES TO ELECT CLASS C DIRECTORS IS CURRENTLY BEING PREPARED. BFMA WILL CAUSE THE PROXY STATEMENT AND THE RELATED FORM OF PROXY TO BE MAILED TO YOU, WHEN COMPLETED. YOU SHOULD READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING CHARLES W. MIERSCH AND LOGAN
D. DELANY, JR. A COPY OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC WILL BE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC (http://www.sec.gov) OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, SUITE 400, POMPANO BEACH, FL 33064, ATTENTION: SECRETARY.